Exhibit 10.3

PURCHASE AGREEMENT

This Purchase Agreement (hereinafter “this Agreement”) is made and effective as of the 7th day of March, 2022 (hereinafter the “Effective Date”), by and between TurnOnGreen Inc., a Nevada corporation, having offices at 1635 S. Main Street Milpitas, California, 95035 (hereinafter “Company” or “Seller”) and Unique Electric Solutions, Inc., a Delaware Corporation having offices at 34 E Main St., Suite 313, Smithtown, NY 11787 (hereinafter “UES” or “Buyer”).

WHEREAS, UES wishes to purchase from Company, and Company has agreed to supply, the Goods and Services set forth in the attached Exhibit A, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, UES and Company hereby agree as follows:

1.0	DEFINITIONS AND INTERPRETATION

1.1	Capitalized terms used herein shall have the meanings ascribed to them in the body of this Agreement or as set forth below in this Section 1.1. Unless the context requires otherwise:

(a)	“Agreement” means this Agreement, including any Exhibits attached hereto which are hereby incorporated by reference and form part of this Agreement;

(b)	“Buyer” means UES.

(c)	“Goods” means the products, materials, and equipment to be supplied by Seller and purchased by Buyer, which are more particularly described in the attached Exhibit A;

(d)	“Offer” means any quotation, bid, or proposal for Goods and/or Services made by Seller to Buyer;

(e)	“Order” means Buyer’s purchase order, or similar procurement instrument;

(f)	“Party” means Buyer or Seller, and “Parties” means both Buyer and Seller;

(g)	“Seller” means TurnOnGreen Corporation;

(h)	“Services” means the services to be performed by Seller and purchased by Buyer, which are more particularly described in the attached Exhibit A; and

(i)	“Statement of Work” means the specification(s), requirements, and details related to the Goods and/or Services.

1.2	In this Agreement:

(a)	The use of headings and the division of this Agreement into articles, sections and other subdivisions are for convenience of reference only and shall not affect the interpretation of this Agreement;

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(b)	References in this Agreement to an article, section or other subdivision are to the corresponding article, section or other subdivision of this Agreement, unless otherwise indicated;

(c)	A word defined in or importing the singular number has the same meaning when used in the plural number, and vice versa; and

(d)	Unless otherwise stipulated, all references to currency and amounts stated in this Agreement are in United States dollars ($USD).

1.3	The provisions of this Agreement shall apply to all Orders issued by Buyer to Seller. Seller’s acceptance of Buyer’s Order, and any changes or amendments thereto, is expressly conditioned upon and strictly limited to the terms and conditions set forth herein. Unless otherwise agreed upon in writing by a duly authorised representative of Buyer, Buyer objects to and is not bound by any terms or conditions that differ from, add to, or modify these terms and conditions including, but not limited to, any terms and conditions proposed by Seller whether contained in any forms, acknowledgements, or on Seller’s website. Buyer’s failure to object to any terms and conditions or any other provisions contained in any communication from Seller does not waive any of the provisions set forth herein.

1.4	This Agreement shall become effective as of the Effective Date specified above and, unless terminated earlier pursuant to the termination provisions specified herein, the Agreement shall automatically renew on an annual basis hereinafter referred to as the "Term"), unless otherwise terminated by either party within 60 days written notice of annual expiration date. Any outstanding Orders as of the date of such termination shall survive such termination until such Order is completed and all payment obligations thereunder are satisfied and further provided that the “Buyer’s Forecast” shall survive termination.

2.0	ACCEPTANCE AND DELIVERY OF ORDER

2.1	(A) Purchase Orders may be submitted under this Agreement at any time during the Term. All Purchase Orders submitted after notice of termination has been provided, but prior to the end of the term of the Agreement, will be honored by Supplier (but may be shipped after the end of the term of the Agreement).

(B)     All Purchase Orders submitted by Buyer shall reference this Agreement. Schedules and dates, including ship dates, must be agreed upon prior to the acceptance of the Purchase Order. Seller’s acceptance of a Purchase Order is conditioned upon (1) the submitting Party’s agreement and acceptance that all Purchase Orders shall be deemed to incorporate and be subject to the terms and conditions of this Agreement, and (2) the submitting Party’s continued creditworthiness. Supplier shall acknowledge all accepted Purchase Orders in writing or shall notify the submitting party if a Purchase Order for any reason cannot be accepted by Seller.

The elapsed time, beginning when Seller accepts a Purchase Order and ending when the Product referenced in that Purchase Order is delivered to the Port of Origin (defined below), is referred to herein as the “Lead Time.”

2.2	(A) The elapsed time, beginning when Seller accepts a Purchase Order and ending when the Product referenced in that Purchase Order is delivered to the Port of Origin (defined below), is referred to herein as the “Lead Time.”

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(B) Delivery of any Product purchased under this Agreement (“Delivery”) shall be deemed to be effected upon Seller’s proper Delivery of such Product to the international carrier at the designated Port of Origin and such Product shall be deemed shipped FOB (Free On Board) shipping point according to Incoterms 2022 - International Commercial Terms, provided that such shipment relates to non-containerized sea freight and shipping on inland waterways, in other cases, EXW (Ex Works) shall apply to all shipments, for which Seller shall be responsible for the transport of the Products from its facilities to the designated facility or terminal at the Port of Origin. Seller assumes the transport costs and fees associated with the Product(s) until the Product(s) reach the port of origin (the “Port of Origin”) and loaded on a vessel for export to Buyer, and Seller shall be responsible for obtaining any required export permits and any other regulatory approvals to export the Product(s). Once the Products(s) are loaded on a vessel for export to Buyer, Buyer shall be financially responsible for all costs associated with transport as well as taxes, customs, fees and regulatory approvals associated with importing the Products into the United States,

(C) Purchase Order confirmations shall state Seller’s required Delivery time for the applicable Product(s). For Delivery of a Product to be considered on time, it must be delivered to the Port of Origin within the Delivery window. Proper scheduling requires the requested Delivery dates be set in accordance with the Lead Time.

(D) Supplier shall acknowledge receipt of Buyer’s order and confirm estimated Delivery date within five (5) business days of receipt of the Purchase Order.

2.3	Seller shall advise Buyer, within five (5) days of receipt of Buyer’s Order, whether Seller accepts or rejects Buyer’s Order. If Seller accepts Buyer’s Order, Seller shall issue an Order acknowledgement to Buyer within the aforesaid five (5) day period. If Buyer does not receive notice of rejection from Seller within the aforesaid five (5) day period, Seller shall be deemed to have accepted Buyer’s Order.

3.0	SCOPE OF WORK AND PERFORMANCE

3.1	Seller is responsible for delivery of Goods and/or performance of Services under Buyer’s Order, as applicable.

3.2	If Buyer’s Order includes a Statement of Work, which must be agreed upon by the parties in writing before becoming effective, (i) Seller is responsible for meeting all requirements specified therein, and (ii) Seller may subcontract any part of the Statement of Work to third parties, provided that the subcontractor will be bound by all obligations herein, including adherence to all export control requirements.

3.3	Seller shall to the best of their abilities maintain inventory of finished Goods in sufficient quantities to continuously meet Buyer’s anticipated requirements for the Goods provided by Buyer. Buyer will, to the best of their abilities, prepare and deliver to Seller a rolling 18-month forecast, updated every six (6) months, of the quantity of Goods, with separate line items to designate quantity forecasts for each Good, that Buyer expects to require from Seller (the “Buyer Forecast”).

3.4	Buyer’s Forecast does not constitute Buyer’s commitment to buy. Buyer will issue a “Blanket Purchase Order” to the Seller for a minimum twelve (12) month period, and Seller may adjust quantity and schedule every six (6) months to meet Buyer’s demands.

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3.5	If Seller’s manufacturing capacity or supply of materials or components becomes constrained for any reasons thereby impacting the ability of Seller to meet Buyer’s Forecast, Seller will nonetheless give Buyer’s Order allocation based on when time when the Purchase Order was received among all other customers of Seller.

3.6	Seller will to the best of their abilities accommodate an increase of up to twenty-five percent (25%) in the then current Buyer’s Forecast, upon request of Buyer, subject at all times to the production lead-time for the Goods.

3.7	Seller shall, at its own expense, use commercially reasonable efforts to continuously improve the quality of the Goods, and to achieve any mutually agreed upon cost, production efficiency, quality, and responsiveness targets. Seller’s efforts and accomplishments towards meeting such targets will be reviewed periodically. Buyer and Seller agree to pursue opportunities to further reduce the price of the Goods.

3.8	Seller shall give Buyer 75 days prior written notice in the event of any changes which may affect the performance of Buyer’s Order, including, but not limit to, any (i) organisational, operational, or other changes which may affect Seller’s performance of Buyer’s Order, (ii) relocation of any of Seller’s facility(ies) involved in performance of Buyer’s Order, (iii); transfer of any significant part of the relevant process or manufacturing operations from one facility to another, (iv) significant changes to Seller’s workforce, or (v) refusal, suspension, withdrawal, or revocation of a relevant quality or capabilities, systems, or approvals.

3.9	Buyer, with prior written consent from Seller, has the right to sell goods and services purchased under this agreement to sub-distributors in specific territories.

3.10	Seller acknowledges that, under the terms of this Agreement, Product warranties are transferable to sub-distributors upon Seller prior approval. The warranties obligation is subject to the terms identified in clause 13.1.

3.11	Buyer agrees that they will not approach nor compete for client’s accounts without prior formal consent of Seller at any time during the contracted course of the Agreement, and/or for a time of 24 months after Seller and Buyer terminate this Agreement. Buyer will provide to seller on a quarterly basis, a list of active clients for whom the Seller will not approach according to the terms of this Agreement.

4.0	PRICES

4.1	All prices stated in this Agreement and in Buyer’s Order are firm and stated in United States Dollars, and all invoices issued by Seller and payments made by Buyer shall be in United States Dollars. Seller shall not charge Buyer prices higher than those stated in this Agreement or Buyer’s Order unless agreed to in writing by a duly authorised representative of Buyer.

4.2	Products purchased from Seller requiring custom labeling, artwork, customized tooling and extended lead time or other unique identifying mark are subject to higher prices than those stated in this Agreement. The pricing for custom labeled goods shall be agreed upon in writing by both parties prior to order initiation.

5.0	INVOICES AND PAYMENT

5.1	Unless stated otherwise in Buyer’s Order, Seller shall not issue invoices and Buyer shall not make any payments to Seller prior to delivery of Goods or completion of Services. Seller invoices shall identify Buyer’s Order number, line-item number(s), part number(s), description(s), and quantity invoiced. Shipping charges, sales tax, or any other charges Buyer has agreed to pay must be itemized separately on Seller’s invoices. Unless such charges are itemised, Buyer may take any applicable discount based on the full amount of each invoice. Seller agrees that its books and records, or such parts thereof as may relate to the performance hereunder, shall at all reasonable times be subject to inspection and audit by Buyer’s employees or representatives, but no more than once per quarter.

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5.2	Buyer shall make payment to Seller within sixty thirty (60) days of receipt of a correct invoice for Goods delivered to and accepted by Buyer unless Buyer’s Order specifies different payment terms, in which case the payment terms specified in Buyer’s Order shall apply. Unless otherwise authorised by Buyer, the payment due date for Goods delivered early by Seller shall be calculated based on the delivery schedule specified in Buyer’s Order. Any payment discount offered by Seller shall be computed from the later of (i) the date of delivery, or (ii) the date a correct invoice is received by Buyer. For purposes of earning the discount, payment shall be deemed to have been made on the date that the funds are electronically transferred to Seller’s account.

6.0	TAXES

6.1	Except as otherwise specified in Buyer’s Order or unless prohibited by law, Buyer shall pay applicable VAT, or sales taxes that may be levied upon any of the Goods and/or Services by reason of the sale, or use of the Goods and/or Services. All taxes of any nature invoiced to Buyer must be specifically identified and itemised separately. If any tax, or portion thereof, included or added to the price paid by Buyer to Seller is subsequently refunded to Seller, Seller shall promptly pay to Buyer the amount of such refund.

7.0	PACKAGING, MARKING and PRIVATE LABELING

7.1	If stated in Buyer’s Order, Seller shall comply with any reasonable packaging, marking or custom label requirements as detailed in Exhibit B. however, some packaging materials such as product box and crates may not be customized; otherwise, Seller shall package and mark all Goods in accordance with good commercial practices and adequately protect Goods against damage and deterioration during transit. Packing or marking charges are not allowed, unless specifically authorised in Buyer’s Order. Seller’s packing list must include, at a minimum, Buyer’s Order number, line-item number(s), part number(s), serial number, description(s), and quantity shipped.

8.0	DELIVERY, SHIPPING TERMS, TITLE, AND RISK OF LOSS

8.1	Unless otherwise agreed in writing by the parties, Seller shall deliver the Goods to Buyer’s designated location (the "Delivery Point"). Time of performance and delivery is of the essence. Seller agrees to notify Buyer in writing immediately if at any time it appears that Seller may not be able to comply with the Order’s delivery schedule. Such notification shall include the actual or potential reasons for the delay, the actions being taken to remedy the delay, and the anticipated revised delivery schedule. Such notice, and any assistance furnished by Buyer to overcome delays, shall not waive Buyer’s remedies for delay and resulting default, including termination rights, if Seller fails to meet the Order delivery schedule.

8.2	All shipments shall be delivered DAP in accordance with the version of Incoterms in effect as of the date of Buyer’s Order, unless otherwise agreed to by the parties in writing. Seller shall bear risk of loss or damage to Goods during transit. Title and risk of loss passes to Buyer upon delivery of the Goods at the Delivery Point. For the avoidance of any doubt, under no circumstance shall Buyer be the importer of record for any shipment. Delivery shall not be deemed complete until the Goods have been actually received by Buyer at the Delivery Point. Unauthorised advance shipments and shipments of excess quantities may be returned at Buyer's sole option and Seller’s sole risk and expense

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9.0	FORCE MAJEURE

9.1	Any delay or failure of either Party to perform its obligations under Buyer’s Order shall be excused if such delay or failure is the result of an unforeseeable event or occurrence beyond the reasonable control of such Party, and without such Party’s fault or negligence including, but not limited to, acts of God, acts of government, terrorism, fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, or court injunction (each a “Force Majeure Event”). If such delay exceeds thirty (30) calendar days, Buyer may, at its option, terminate Buyer’s Order without further liability to Seller except for Goods already delivered by Seller and accepted by Buyer prior to the date of such termination.

10.0	QUALITY CONTROL SYSTEM

10.1	Seller shall provide and maintain a quality control system to an industry recognised quality standard and in compliance with any other specific quality requirements identified in Buyer’s Order. Goods will be manufactured following the ISO 9001 standards and be Restriction of Hazardous Substances Directive (RoHs) compliant. Records of all quality control inspection work by Seller shall be kept complete and available to Buyer and its customers for a minimum of five (5) years or longer if stated in Buyer’s Order.

11.0	INSPECTION

11.1	Buyer reserves the right to inspect all Goods prior to shipment by Seller, and in furtherance thereof, Seller shall permit employees and/or representatives of Buyer and Buyer’s customer and regulatory authorities to have access to Seller’s facilities during normal business hours and without causing material disruption to Seller’s business. No audit or inspection shall occur unless Buyer has provided at least ten (10) days’ prior written notice thereof to Seller. Notwithstanding such inspection, all Goods shall be subject to final inspection and acceptance by Buyer upon receipt. Buyer’s inspection, or its lack of inspection, shall not affect any express or implied warranties. Where work is subcontracted to third parties, Seller shall seek to secure rights for Buyer to inspect, test, and review work at subcontractor’s premises. If Buyer’s Order specifies that Goods shall be subject to inspection at Seller’s facilities, Seller shall provide reasonable space and assistance for the safety and convenience of Buyer’s and Buyer’s customer’s employees and/or representatives. At the time of inspection, Seller shall make available to such representative’s copies of all specifications, drawings, and other technical data applicable to the Goods ordered. No inspection, test, delay, or failure to inspect or test, or failure to discover any defect or other non-conformance shall relieve Seller of any obligations under Buyer’s Order or impair any rights or remedies of Buyer, including revocation of acceptance. Seller shall provide a Certificate of Conformity with all deliveries certifying that Goods delivered and/or Services performed meet all requirements of Buyer’s Order and any Statement of Work thereunder. All nonconforming Goods and materials designated as scrap shall be permanently marked and controlled as such until physically rendered unusable.

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12.0	ACCEPTANCE

12.1	Payment for any Goods and Services under Buyer’s Order shall not constitute acceptance thereof. Buyer reserves the right to reject and refuse acceptance of Goods that do not conform to the requirements, instructions, specifications, drawings, data, or warranties stated or referenced in this Agreement or Buyer’s Order, provided that Buyer notifies Seller that such Goods are nonconforming within ten business (10) days of receipt. Nonconforming Goods shall be returned to Seller for full credit, repair, or replacement at Seller’s sole risk and expense, including transportation charges and Buyer will suspend payment of any invoice relating such nonconforming Goods. Such rights and remedies shall be in addition to any other remedies provided by this Agreement or law.

13.0	WARRANTIES

13.1	All warranties of Seller, whether created expressly by law or in fact, are incorporated herein by reference, apply to Buyer’s Order, and are supplemented by the following express warranties. For a period of thirty six (36) months from Buyer’s acceptance, or such other period as may be agreed by the Parties in writing or specified in Buyer’s Order (the “Warranty Period”), all Goods and/or Services shall (i) conform with any and all specifications, drawings, samples, or other descriptions referenced in and/or furnished in this Agreement or with Buyer’s Order, (ii) be free from defects in material, and workmanship, (iii) be new and not contain used or reconditioned material, (iv) be suitable for intended purpose, (v) be free and clear of any security interests, liens or other encumbrances, and (vii) comply with all applicable laws and regulations. Seller’s warranty shall be void and of no effect and does not apply to Product that have been subjected to: (i) operation in excess of recommended capacity, (ii) inadequate electrical power, overloaded, shorts, etc., or humidity-control, (iii) accident or disaster, including without limitation, fire, flood, water, wind, and lightning, (iv) neglect, including without limitation, power transients, (v) abuse or misuse, (vi) failure of the user to follow Seller’s operating instructions, (vii) unauthorized modification, installation or repair by persons other than authorized representatives of Seller, (viii) use for purposes other than as specified in the published operating instructions; or (viii) other like actions and conditions; or (d) are not properly stored, installed, maintained, or operated under normal conditions and in accordance with Seller’s recommendations. Seller’s warranty shall be void and of no effect if the defect has arisen from damages occurring to the Product subsequent to delivery at the location designated in Section 5.3.

13.2	If Buyer determines there is a defect in the Goods at any time during the Warranty Period, Seller shall, at its sole expense and without delay, repair or replace the defective Goods or, at Buyer’s sole option, refund to Buyer the price of the defective Goods. In the event that it is impractical to return the rejected Goods to Seller, Buyer may require Seller to carry out the necessary, repair, modification or replacement as appropriate at Seller’s expense where the Goods are located. Notwithstanding the foregoing, in case of product return under warranty, Buyer shall be responsible to cover the shipping cost of returned goods under warranty from Buyer to Seller and Seller will be responsible to cover the shipping cost of replace goods under warranty from Seller to Buyer. Seller will accept product for repair only after Buyer has obtained a return merchandise authorization from Seller, which shall be provided within three (3) business days from Buyer’s request.

13.3	Any and all repaired or replaced Goods shall be covered by this warranty for a new period equal to the original Warranty Period. All obligations of each party hereunder shall survive acceptance of and/or payment for the Goods. Seller shall indemnify and hold Buyer harmless from and against all liability, loss, consequential and incidental damages, and expenses resulting from the breach of any warranty, or resulting from any other act or omission by Seller, its agents, or employees, while in the performance hereof.

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13.4	If at any time the Goods and/or Services become non-conforming for any reason, Seller must immediately notify Buyer in writing. In addition, if required by Buyer, Seller shall provide Buyer a report identifying the cause of the non-conformance and any additional Goods or Services that may be affected by the defect, and/or the repair action to be taken.

13.5	The foregoing express warranties, as solely between Buyer and Seller hereunder, shall survive delivery, inspection, acceptance and payment and shall extend to Buyer’s first and second tier customers..

13.6	EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, SELLER MAKES NO OTHER WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

14.0	COUNTERFEIT PARTS

14.1	As used herein, “Part” means any material, product, component, device, module, assembly, subassembly, or the like sold or delivered by Seller to Buyer either as Goods or as a constituent part of a Goods, and “Counterfeit Part” means a Part that is (i) an unauthorised copy or substitute that has been identified, marked, and/or altered by a source other than the Part’s legally authorised source and/or has been misrepresented to be an authorised item of the legally authorised source, and/or (ii) previously used parts provided or represented as “new.” A Part is a “Suspect Counterfeit Part” if visual inspection, testing, or other information provides reason to believe that the Part may be a Counterfeit Part. As used herein, “authentic” means (i) genuine; (ii) from the legitimate source claimed or implied by the marking and design of the Part offered; and (iii) manufactured by, or at the behest and to the standards of, the manufacturer that has lawfully applied its name and trademark for that model/version of the Part.

14.2	Seller represents and warrants that only new and authentic Parts and materials are used in Goods ordered by Buyer and that such Goods contain no Counterfeit Parts. No other Part, except with respect to Goods replacement or repair, other than a new and authentic Part shall be used unless approved in advance in writing by Buyer’s duly authorised representative. To further mitigate the possibility of the inadvertent use of Counterfeit Parts, Seller shall only purchase authentic parts/components directly from original equipment manufacturers (“OEMs”) and original component manufacturers (“OCMs”) or through the OEM’s/OCM’s authorised distributors. Seller shall make available to Buyer, at Buyer’s request, OEM/OCM documentation that authenticates traceability of the Parts to the applicable OEM/OCM. Purchase of Parts from independent distributors is not authorised unless first approved in writing by Buyer’s duly authorised representative.

14.3	Seller shall maintain a documented system (policy, procedure, or other documented approach) that provides for prior notification to Buyer and Buyer’s written approval before Parts are procured from sources other than OEMs/OCMs or through the OEM’s/OCM’s authorised distributors. Seller shall provide copies of such documentation for its system for Buyer’s inspection upon Buyer’s request.

14.4	Acceptance of Buyer’s Order constitutes confirmation by Seller that it is the OEM, OCM, or a franchised or authorised distributor of the OEM/OCM for the Goods procured under Buyer’s Order. Seller further warrants that OEM/OCM acquisition documentation that authenticates traceability of the Parts is available upon request. Should Seller become aware of a confirmed or suspect Counterfeit Part that, by any means, has been delivered to Buyer or acquired for Buyer’s Order whether or not delivered to Buyer, Seller shall notify Buyer in writing as soon as possible but not later than five (5) days of such discovery. Seller shall verify receipt of this notification by Buyer. This requirement shall survive expiration or completion of Buyer’s Order. Seller shall be liable for cost of Counterfeit Parts and Suspect Counterfeit Parts and the cost of rework or corrective action that may be required by Buyer to remedy the use or inclusion of such Parts. Seller shall quarantine remaining Suspect Counterfeit Parts and Counterfeit Parts, in inventory and make them available for investigation by appropriate government authorities.

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14.5	Seller shall flow the requirements of this Section to its subcontractors and suppliers at any tier for the performance of Buyer’s Order.

15.0	DATA AND SOFTWARE

15.1	For data other than computer software delivered pursuant to or in connection with Buyer’s Order, Seller grants to Buyer, and all others acting on its behalf, a paid-up, non-exclusive, irrevocable worldwide licence, including a right to sublicence to its subcontractors, customers and their end-users, of all such data, including copyrighted data, and to make copies of it, by Buyer and its customers or their end users’ as needed to use such in connection with the Goods and/or Services.

15.2	For computer software delivered pursuant to or in connection with Buyer’s Order, Seller grants to Buyer, a paid-up, non-exclusive, irrevocable worldwide licence, including a right to sublicence to its subcontractors, customers and their end-users, of all such computer software, including copyrighted or patented software, and to make copies of, by Buyer and its customers or their end users’ as needed to use such in connection with the Goods and/or Services.

16.0	CHANGES

16.1	Seller will not make any changes to the Goods, their specifications, or revision without the Buyer’s prior written consent. To make any such changes, Seller will submit an engineering change notice (ECN) to Buyer. Buyer shall advise Seller in writing if Buyer wishes to proceed with the change as documented in the ECN. Seller shall not implement any changes associated with the ECN without first receiving written confirmation to proceed from Buyer.

16.2	Buyer may at any time, by a written change order or similar instrument issued by a duly authorised representative of Buyer, make changes within the general scope of Buyer’s Order including, but not limited to, changes to (i) specifications, drawings, designs, or description of Services, (ii) method of shipment or packaging, (iii) reasonable adjustments in quantities or delivery schedules or both, and (iv) place of delivery. Seller shall comply promptly with such direction.

16.3	If Buyer’s change order causes an increase or decrease in the cost of performance or in the time required for performance, an equitable adjustment may be made to the Order price and/or delivery schedule and Buyer’s Order shall be modified in writing accordingly. Any claim for adjustment under this Section shall be deemed waived unless asserted in writing within twenty (20) days from the date of receipt by Seller of the change order, provided, however, that Buyer in its sole discretion may receive and act upon such claim submitted at any time prior to final payment under Buyer’s Order. Any such claim must set forth the amount of any increase or decrease in the cost of performance resulting from the change in the format and detail reasonably specified by Buyer. Failure to agree upon an equitable adjustment shall not relieve Seller from proceeding without any delay in performance of Buyer’s Order as changed. Where the cost of property made obsolete or excess as a result of a change order is included in Seller’s claim for adjustment pursuant to this Section, Buyer shall have the right to prescribe the manner of disposition of such property.

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16.4	Buyer’s engineering and technical personnel may from time to time render assistance, give technical advice, or exchange information with Seller’s personnel in relation to Buyer’s Order. Such assistance, advice, and/or exchange of information shall not be construed as Buyer’s consent or authority to effect any changes to Buyer’s Order or the Goods and/or Services provided thereunder. Under no circumstances shall any resulting change in Goods and/or Services or provisions of Buyer’s Order be binding upon Buyer unless incorporated as a change in accordance with paragraph (a) above.

16.5	Seller shall provide Buyer not less than seventy five (75) days’ prior written notice of any organisational, operational, or other changes that may affect Seller’s performance of Buyer’s Order including, but not limited to (i) the relocation of any of Seller’s facilities involved in the manufacture Goods under Buyer’s Order, (ii) any significant changes in Seller’s processes or manufacturing operations affecting the Goods, (iii) any significant changes to Seller’s workforce that impacts Buyer’s Order, (iv) any changes to suppliers or subcontractors, and (v) the refusal, suspension, withdrawal, or revocation of a relevant quality or manufacturing approvals or certifications.

17.0	PRODUCT SUPPORT OBLIGATIONS

17.1	Seller shall provide product support for the Goods which may include, without limitation: (i) assuring that subcomponents and materials are available, (ii) maintaining tooling and other production capability, and (iii) reengineering components or systems to address obsolescence for a period of five (5) years after the last delivery under Buyer’s Order. If Seller discontinues the production of any Goods at any time within two (2) years after the final delivery of such Goods under Buyer’s Order, Seller shall give Buyer at least one hundred and twenty (120) days’ prior written notice of such discontinuance. Seller shall accept Orders from Buyer for such quantity of Goods as required by Buyer, at the prevailing quality and at no more than the prevailing price.

18.0	STOP WORK

18.1 Buyer may direct Seller to stop work on Buyer’s Order for up to ninety (90) days in accordance with any written notice received from Buyer, or for such longer period of time as the Parties may agree. In such event, Seller shall take all reasonable steps to minimise the incurrence of costs allocable to Buyer’s Order during the period of work stoppage. Within such period, Buyer shall either terminate Buyer’s Order in accordance with the termination provisions herein or direct Seller to continue performance of Buyer’s Order by providing written notice to Seller. In the event a stop work continues beyond the ninety (90) day period, an equitable adjustment to the price, delivery schedule, or other provision(s) to the extent impacted by the stop work shall be made in accordance with the principles of the "Changes" Section herein

19.0	CANCELLATION

19.1	Buyer may cancel or terminate a Buyer’s Order on 60 days written notice.

19.2	Buyer shall have the right to inspect and audit the records, facilities, work-in-process, and materials of Seller relating to Buyer’s Order. Buyer shall pay the Order price for completed Goods and any other Goods listed in the Buyer’s Forecast.

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20.0	TERMINATION FOR DEFAULT

20.1	Buyer may, by written notice to Seller, terminate Buyer’s Order for default in whole or in part if (i) Seller fails deliver the Goods or to perform the Services within the time specified in Buyer’s Order or any extension authorised by Buyer unless such failure is the result of a Force Majeure Event as defined above, (ii)Seller fails to make progress so as to endanger performance of Buyer’s Order, (iii) Seller fails to perform any of the provisions of Buyer’s Order, (iv) Seller makes any significant change to its processes or manufacturing operations which, in the sole opinion of Buyer, adversely affects the Goods, (v) Seller experiences any refusal, suspension, withdrawal, or revocation of a relevant quality or manufacturing approvals or certifications, or (vi) Seller is adjudicated bankrupt, files a petition for bankruptcy, makes an assignment for the benefit of creditors, or if an action under any law for the relief of debtors is taken.

20.2	Buyer’s right to terminate Buyer’s Order under subparagraphs (a)(ii) and (a)(iii) above may be exercised if Seller does not cure such failure within fifteen (15) days (or more if authorised in writing by Buyer) after receipt of Buyer’s notice specifying the failure. If Buyer terminates Buyer’s Order in whole or in part, Buyer may acquire Goods or Services similar to those terminated from a third party, and Seller shall be liable to Buyer for any excess costs for those Goods or Services. However, Seller shall continue any portion of the work not terminated by Buyer.

20.3	Except for defaults of vendors or subcontractors at any tier, Seller shall not be liable for any excess costs if the failure to perform Buyer’s Order arises as a result of a Force Majeure Event, as defined above.

20.4	Buyer may require Seller to transfer title and deliver to Buyer, as directed by Buyer, any completed Goods, partially completed Goods, and materials, parts, tools, dies, fixtures, plans, drawing, information, and contract rights (collectively referred to as “Manufacturing Materials” in this Section) that Seller has specifically produced or acquired for the terminated portion of Buyer’s Order. Upon direction of Buyer, Seller shall also protect and preserve property in its possession in which Buyer has an interest. Buyer shall pay the Order price for completed Goods delivered and accepted. Seller and Buyer shall agree on the amount of payment for the partially completed Goods and Manufacturing Materials delivered and accepted and for the protection and preservation of the property. If, after termination, it is determined that Seller was not in default, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the termination had been issued for the convenience of Buyer. The rights and remedies of Buyer in this Section are in addition to any other rights and remedies provided by law, or under Buyer’s Order.

21.0	CONFIDENTIALITY

21.1	Each party may disclose to the other certain Confidential Information, as defined herein, to facilitate Seller’s performance of Buyer’s Order. All Confidential Information and any other technical information provided by one party to the other shall at all times be and remain the property of the disclosing party and shall only be used by the receiving party in connection with its performance hereunder. Unless agreed otherwise, the receiving party shall return all copies of Confidential Information provided by the disclosing party upon completion of this agreement. “Confidential Information”, as used herein, includes, but is not limited to, specifications, drawings, designs, technical data, data sheets, schematics, diagrams, configurations, business, financial, statistical, and commercial information, formulae, analyses, trade secrets, ideas, methods, processes, know-how, software, and computer programs.

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21.2	Receiving party hereby agrees that any Confidential Information disclosed by the disclosing party (i) shall be maintained in a secure location, (ii) shall not be copied without the prior written approval of the disclosing party, (iii) shall be used by the receiving party solely to facilitate performance of Buyer’s Order, and (iv) shall only be disclosed to the receiving party’s employees on a need-to-know basis. The receiving party shall not disclose Confidential Information to any third parties including, but not limited to, its agents, consultants, vendors, suppliers, or subcontractors, without the prior written approval of the disclosing party. In the event the disclosing party provides the receiving party with written approval to disclose Confidential Information to a third party, receiving party shall ensure all third parties are bound by terms and conditions consistent with this Section prior to receiving such information. If it becomes necessary for the receiving party to disclose Confidential Information to a third party as a result of a requirement of law or regulation, such Confidential Information may be disclosed only to the extent required by law or regulation and, if so permitted, no earlier than five (5) business days after the receiving party provides the disclosing party with written notification of the requirement for such disclosure. Unless agreed otherwise, the receiving party shall return all copies of Confidential Information provided by the disclosing party upon completion of Buyer’s Order or at any time upon the disclosing party’s request.

21.3	The obligations of confidentiality and restrictions on the use and disclosure of Confidential Information specified in these terms and conditions do not apply to any information that (i) is lawfully and rightfully already in the possession of the receiving party without obligation of confidentiality at the time of receipt from the disclosing party, (ii) is independently developed by the receiving party without use or reference to the Confidential Information as evidenced by tangible evidence, (iii) appears in any printed publication or patent, or is in the public domain, except as a result of a breach of these terms and conditions by the receiving party, or (iv) is lawfully and rightfully received, free of restrictions, by the receiving party from a third party not known by the receiving party to be under any nondisclosure or confidentiality obligation or to have misappropriated or otherwise unlawfully obtained such information.

21.4	Except as required by law or regulation, no news releases, public announcements, or advertising materials regarding Buyer’s Order shall be issued by Seller without the prior written consent of Buyer. Seller shall extend this restriction to all lower-tier vendors and subcontractors involved in the performance of Buyer’s Order.

22.0	PATENT INDEMNITY

22.1	Seller agrees, upon receipt of notification, to promptly assume full responsibility for the defence of any suit or proceeding which may be brought against Buyer, its parent, subsidiaries or affiliates, constituent companies, agents, customers, subcontractors, or suppliers for alleged infringement of any United States, Canadian, or foreign patent, copyright, or trademark, as well as for the alleged unfair competition resulting from similarity in design, trademark, or appearance of components or parts of Goods designed or developed by Seller, except for components or parts of Goods manufactured or developed entirely from Buyer’s designs or instructions. Seller further agrees to indemnify Buyer against any and all losses and damages, including court costs and attorney’s fees, resulting from the bringing of such suit or proceeding, including any settlement or decree of judgment entered therein. Buyer may be represented by and actively participate through its own counsel in any such suit or proceeding, if it so desires. Seller’s obligation hereunder shall survive acceptance of the Goods or processes and payment by Buyer and expiration or completion of Buyer’s Order.

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23.0	PROPRIETARY RIGHTS

23.1	Unless otherwise agreed in writing, all tangible and intangible property including, but not limited to, information or data of any description, drawings, computer software, know-how, documents, trademarks, or copyrights (“Buyer’s Intellectual Property”) provided by Buyer to Seller, or paid for by Buyer under Buyer’s Order, shall be and remain the property of Buyer. Buyer hereby grants a limited licence to Seller to use any such Buyer’s Intellectual Property solely for the purposes of performing Buyer’s Order. This licence is non-assignable, and may be terminated with or without cause by Buyer at any time.

23.2	Seller agrees to assign to Buyer any invention, improvement, discovery, ideas, works of authorship, or data, whether or not patentable, conceived or reduced to practice in the performance Buyer’s Order by any person employed by or working under the direction of Seller, and Buyer shall own exclusively all rights thereto, including all patent rights, copyrights, moral rights, rights in proprietary information, trademark rights, and other intellectual property rights. All such intellectual property that is protectable by copyright (i) shall be considered work(s) made for hire for Buyer, or (ii) Seller shall grant Buyer “first owner” status related to the work(s) under local copyright law where the work(s) was created, or (iii) if the Governing Law, as defined herein, does not allow Buyer to gain ownership of such intellectual property, Seller agrees to grant to Buyer an exclusive, perpetual, royalty-free, irrevocable, transferable licence for such intellectual property.

23.3	Buyer recognises and agrees that, unless otherwise agreed in writing between the Parties, the above rights and ownership of such rights shall not extend to or encompass any intellectual property owned, developed, or conceived by Seller prior to, or not in connection with, Buyer’s Order.

24.0	BUYER OWNED PROPERTY

24.1	If Buyer furnishes Seller with material or equipment, including, but not limited to, tools, jigs, designs, dies, moulds, fixtures, test equipment, or other property owned or paid for or agreed to be paid for by Buyer (“Buyer-Owned Property”), title thereto shall remain or vest in Buyer, and Seller shall label and identify all Buyer-Owned Property as Buyer’s property. Seller must examine all Buyer-Owned Property furnished by Buyer to ascertain its suitability for the purpose. All Buyer-Owned Materials shall (i) be used only for performance of Buyer’s Order, (ii) at all times be properly protected and maintained by Seller to ensure it is kept free from damage, deterioration, contamination and misuse, (iii) be covered, at Seller’s expense, by adequate liability, damage, and fire insurance for the replacement cost, (iv) not be commingled with the property of Seller or others, (v) not be moved from Seller’s premises without prior written authorisation of Buyer, and (vi) upon Buyer’s request, be immediately returned to Buyer at Seller’s expense in good condition, reasonable wear and tear excepted. Seller shall assume all risk of loss or damage to Buyer-Owned Materials while they are in the custody of Seller. Seller shall be responsible for any loss, damage, or destruction to such Buyer-Owned Property. All Buyer-Owned Property shall be held where Buyer instructs. Buyer reserves the right to enter any premises, upon prior notice, where Buyer-Owned Property is located in order to inspect, stock check, or obtain the return to Buyer such Buyer-Owned Property.

24.2	In the event that materials and/or equipment have only been partly funded by Buyer, Buyer and Seller shall jointly own the material and/or equipment in proportion to their respective funding. In circumstances where Buyer terminates the Order, Buyer, at its sole option, may become the sole owner of the partly funded material and/or equipment upon payment of a reasonable sum taking into account Seller’s investment in the material and/or equipment tooling and its current condition.

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25.0	INDEMNIFICATION

25.1	Each party agrees to indemnify, defend, and hold harmless the other party, its officers, directors, employees, and representatives from and against any and all liabilities, losses, expenses, liens, claims, demands, and causes of action for death, personal injury, or property damage arising from any grossly negligent act or omission of the indemnifying party in performance hereunder.

25.2	The party seeking indemnification should (i) give the indemnifying party prompt written notice of any such claim; (ii) allow the indemnifying party to control the defense and settlement of such claim; and (iii) refrains from entering into any settlement or compromise of such claim without the indemnifying party's prior written consent. Both parties agree to reasonably cooperate in any defense or settlement negotiations maintained by an indemnifying party hereunder to the extent requested, provided the cost of such cooperation shall be borne by the indemnifying party. Notwithstanding anything to the contrary above, both parties further agree that no settlement of any claims hereunder shall obligate the indemnified party to take or refrain from taking any action without such indemnified party's prior written consent, which such consent may be reasonably withheld.

26.0	INSURANCE

26.1	If Buyer’s Order provides for Services or work to be performed by Seller, or if Seller’s employees, representatives, agents, vendors, or subcontractors, are required to perform work on property owned and controlled by Buyer or on property of third-parties, Seller shall procure and maintain Commercial General Liability policy with limits of not less than one million dollars ($1,000,000) per occurrence for coverage protecting for bodily injury and property damage, including but not limited to claims involving Products assembled and sold hereunder; two million dollars ($2,000,000) for the general aggregate; two million dollars ($2,000,000) for the products and completed operations aggregate; and one million dollars ($1,000,000) for personal and advertising injury; and the Commercial General Liability policy shall include contractual liability coverage in support of the indemnity provisions in this Agreement; and an Umbrella Liability policy with limits of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) aggregate, including but not limited to coverage for Products and contractual liability as provided above.

26.2	All liability insurance policies shall name Buyer, its officers, directors, employees, affiliates, successors, and assigns, as additional insureds. Seller shall provide evidence of the required insurance coverages and file with Buyer a Certificate of Insurance reasonably acceptable to Buyer prior to commencement of Services or work. The insurance policies and coverages required by this Section shall contain a provision that any such policies shall not be cancelled, allowed to expire, or reduces the coverages or limits in any manner unless at least thirty (30) days’ prior written notice has been given to Buyer. All insurance coverages shall be provided by insurance companies having ratings of A-/VII or better in the Best’s Key Rating Insurance Guide (latest edition in effect at the latest date stated in the Certificate of Insurance referred to herein).

26.3	Failure to obtain and maintain the required insurance shall constitute a material breach of Buyer’s Order and Seller shall be liable to Buyer for any and all costs, liabilities, damages, and penalties (including attorneys’ fees, court, and settlement expenses) resulting from such breach, unless a written waiver of the specific insurance requirement is provided to Seller by Buyer.

27.0	LIMITATION OF LIABILITY

27.1	Except for (i) infringement of third party patents and intellectual property and (ii) violations of law, under no circumstances shall either party be liable for any consequential, special, incidental, indirect, multiple, administrative, or punitive damages, or any damage of an indirect or consequential nature arising out of or related to its performance hereunder including, without limitation, loss of use, loss of revenues, loss of anticipated profits, and cost of capital, whether based upon breach of this Agreement, warranty, negligence, or any other type of Claim, and whether grounded in tort, contract, civil law, or other theories of liability, including strict liability, even if advised in advance of the possibility of such damages.

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27.2	Buyer’s total liability arising from or related to this Agreement including, but not limited to, its liability for indemnity, defence, and hold harmless obligations hereunder, is limited to no more than the amount paid by Buyer to Seller under Buyer’s Order. To the extent that this limitation of liability conflicts with any other Section or provision herein, such provision shall be regarded as amended to whatever extent required to make such provision consistent with this Section.

28.0	NOTICE TO BUYER OF LABOUR DISPUTES

28.1	Whenever Seller has knowledge that any actual or potential labour dispute is delaying or threatens to delay the timely performance of Buyer’s Order, Seller shall immediately give notice to Buyer thereof, including all relevant information with respect thereto.

29.0	ORDER OF PRECEDENCE

30.1	The following order of precedence shall apply in the event of an inconsistency within Buyer’s Order and its related documents, as applicable: (i) this Agreement, (ii) the Statement of Work or Scope of Services, if any, (iii) Buyer’s Order, (iv) the Specification.

30.0	COMPLIANCE WITH LAW

31.1	Seller warrants and represents that the provision and shipment of Goods and/or the provision of Services or work to be performed by Seller under Buyer’s Order are in compliance with all applicable laws, orders, rules, ordinances, and regulations including, but not limited to, (i) all U.S., Canadian, and international prohibitions on child labour, forced labour, slavery, and human trafficking, (ii) all laws, rules, and regulation with respect to the environment, and (iii) all laws and regulations of Seller’s place of performance.

31.2	Sellers that furnish any materials identified on any governmental agency’s list of hazardous substances must furnish a Material Safety Data Sheet (MSDS) with the delivery of the material in a form and manner that conforms with the requirements of such governmental agency.

31.3	Seller warrants and represents that it has and shall maintain all registrations, licences, and permits required for the performance of Buyer’s Order.

31.4	Seller shall not offer or give a kickback or gratuity (in the form of entertainment, gifts, or otherwise) to any employee of Buyer for the purpose of obtaining or rewarding favourable treatment. By accepting Buyer’s Order, Seller warrants and represents that it has not made or solicited, and shall not make or solicit, kickbacks in violation of the United States Foreign Corrupt Practices Act (FCPA), 15 U.S.C. §§ 78dd1 through 78dd3, as amended, the Anti-Kickback Act of 1986 (41 USC 51-58), the provisions of the Canadian Government’s Corruption of Foreign Public Officials Act (CFPOA), and any equivalent legal requirements, the anticorruption laws, regulations and policies of the home country of Seller, and/or the anticorruption laws, regulations and policies of any other country with jurisdiction over the activities in the performance of Buyer’s Order.

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31.5	All of the provisions stated in subparagraphs (a) through (c) of this Section are incorporated by reference as part of Buyer’s Order. Any modification or amendment to Buyer’s Order shall be deemed a recertification of the accuracy and truthfulness of the foregoing representations and warranties herein. If, at any time, Seller becomes aware of information or circumstances that suggest any of the representations, warranties, and covenants referenced in this Section may not be accurate, it shall notify Buyer immediately in writing, but not more than five (5) days after becoming aware of such circumstances. Seller further agrees to indemnify Buyer against any loss, cost, liability, or damage whatsoever, including attorney’s fees, which may result from Seller’s violation of this Section.

31.0	GOVERNING LAW

36.1	The performance of the Parties, and any judicial or arbitration proceedings, shall be construed and governed in accordance with the laws of the Laws of the State of New York, excepting its laws and rules relating to conflict of law. Neither (i) the United Nations Convention on Contracts for the International Sale of Goods; (ii) the 1974 Convention on the Limitation Period in Contracts for the International Sale of Goods (the "1974 Convention"); nor (iii) the Protocol Amending the 1974 Convention held at Vienna, Austria, on April 11, 1980, apply in any manner to the interpretation or enforcement of this Agreement.

32.0	DISPUTES AND ARBITRATION

The Parties shall attempt to resolve any dispute, controversy, or claim arising under or relating to Buyer’s Order, or to a material breach, including its interpretation, performance, or termination. If the Parties are unable to resolve such dispute, either Party may refer the dispute to arbitration. The arbitration shall be conducted in English, and in accordance with the National Arbitration Rules of The ADR Institute of USA, Inc. which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the decision and/or award, shall take place in New York, New York USA and shall be the exclusive forum for resolving the dispute, controversy, or claim. The arbitrator shall make the final determination as to any discovery disputes between the Parties. Examination of witnesses by the Parties and by the arbitrator shall be permitted. A written transcript of the hearing shall be made and furnished to the Parties. The cost of this transcript shall be borne equally by the Parties. The award or decision of the arbitrator shall state the reasons upon which the award or decision is based, and shall be final and binding upon the Parties. The prevailing Party shall be entitled to compensation for the expense of the arbitration including, but not limited to, the award of attorneys’ fees, at the discretion of the arbitrator. Both Parties waive their right to any appeal under any system of law. The award shall be enforceable before any court of competent jurisdiction upon the application to such court by either Party. The arbitrator shall have no authority to award any of the types of damages excluded by herein, and shall be so instructed by the Parties.

33.0	NOTICES

38.1	All notices given by the Parties shall be made in writing and delivered personally or sent by prepaid mail, facsimile, or email, addressed to the intended recipient at its address or at its electronic address. Regardless of the method of transmittal, the sending Party is responsible for obtaining a return receipt for the notice.

34.0	ASSIGNMENT AND SUBCONTRACTING

39.1	Seller shall not assign, delegate, sublicence, transfer Buyer’s Order or any of its obligations thereunder, whether by operation of law or otherwise, without Buyer’s written consent, and any assignment, delegation, sublicence, or transfer (i) without such written consent is void and of no effect, and (ii) if consent is given, shall be binding upon, and inure to the benefit of the successors and assigns of Seller. Buyer may, without Seller’s consent, assign Buyer’s Order to a parent, subsidiary, or affiliate company of Buyer, and shall have the right to assign Buyer’s Order to any successor, by way of merger or consolidation, or the acquisition of substantially all of the entire business and assets of Buyer relating to the subject matter of Buyer’s Order, provided that such successor shall expressly assume all of Buyer’s obligations and liabilities under Buyer’s Order.

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39.2	Seller shall not subcontract any portion of Buyer’s Order or the performance thereof to any third party without Buyer’s written consent.

35.0	REMEDIES; NO WAIVER

40.1	The remedies herein reserved or created for Buyer shall be cumulative and in addition to any other or further remedies provided by law or equity.

40.2	Failure of Buyer to insist upon the performance of any of the terms, conditions, or provisions of Buyer’s Order, or to enforce any right or remedy hereunder, shall not be construed as a waiver or relinquishment of the future performance or exercise of such right or remedy; rather, the same shall continue in full force and effect. Nothing herein shall be waived by any act or knowledge on the part of Buyer, except by written instrument signed by a duly authorised representative of Buyer. In the event a waiver is granted by Buyer, it is not a continuing waiver or a waiver of any other rights or of any material breach or failure of performance of Seller. Seller shall pay all Buyer’s costs and expenses, including attorney's fees, incurred by Buyer in exercising any of its rights or remedies hereunder or enforcing any of the terms or conditions hereof.

36.0	HEADINGS; MODIFICATIONS; SEVERABILITY

41.1	The headings used herein are for reference purposes only and shall not affect the meaning or interpretation of any provision herein.

41.2	This Agreement may only be modified by a written instrument, signed by a duly authorised representative of Buyer.

41.3	If any provision herein is invalid, ineffective, or unenforceable under present or future laws, then the remainder of the provisions herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

37.0	PARTIES; RELATIONSHIP OF THE PARTIES

42.1	The Parties to this Agreement, and any Offer or Order issued hereunder, are Buyer and Seller and unless expressly stated otherwise, no other persons, parties, or entities have any rights, or receive any benefits hereunder. Neither UES, nor any of its subsidiaries, affiliates, or business units, other than Buyer, have any obligations or duties hereunder and are unrelated third-parties for all purposes.

42.2	Each Party is an independent contractor. Neither Party shall have authority to bind the other, and neither Party shall act as the agent for the other Party. Buyer’s Order is not intended by the Parties to constitute or create a joint venture, partnership, or formal business organisation of any kind, and the employees of one Party shall not be deemed employees of the other Party.

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38.0	ENTIRE AGREEMENT

43.1	This Agreement, including any Exhibits attached hereto or other documents referenced herein, constitutes the entire agreement between the Parties, and supersedes any prior oral or written agreements, commitments, understandings, or communications with respect to the subject matter of this Agreement.

39.0	SURVIVAL

44.1	Any Provision herein which contemplates performance or observance subsequent to any termination or expiration of this Agreement, or which by its nature should survive, shall survive any termination or expiration of this Agreement and continue in full force and effect.

Signature Page Follows

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TurnOnGreen Inc.

Signature:		Signature:

Print Name:	Amos Kohn	Print Name:	Marcus Charuvastra

Title:	Chief Executive Officer	Title:	Chief Revenue Officer

Unique Electric Services

Signature:

Print Name:	Joseph M. Ambrosio

Title:	President and CEO

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